                              KOBREN INSIGHT FUNDS

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                  ON BEHALF OF

                            KOBREN DELPHI VALUE FUND
                                  (the "Fund")


         WHEREAS, KOBREN INSIGHT FUNDS, a Massachusetts business trust (the "Trust"), is an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, the Trust is authorized to issue shares of beneficial interest with a par value per share of $.001;

              WHEREAS, Kobren Insight Brokerage, Inc. (the "Distributor") serves as the principal underwriter and distributor of the shares of the Fund pursuant to a written distribution agreement ("Distribution Agreement") dated November 15, 1996 and amended as of ____, 1998, which Distribution Agreement, as amended, has been duly approved by the Board, in accordance with the requirements of the 1940 Act;

         WHEREAS, the Board of Trustees as a whole, including a majority of the Trustees who are not "interested persons" (as defined by the 1940 Act) and who have no direct or indirect financial interest in the operation of the Rule 12b-1 plan provided for herein (the "Plan") or any agreements related to the Plan, have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination of whether the Plan should be implemented, in the exercise of reasonable business judgement and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and the shareholders, and have accordingly approved the Plan by votes cast in person at a meeting called for the purpose of voting on the Plan.

         NOW, THEREFORE, in consideration of the foregoing, the Trust on behalf of the Fund hereby adopts the Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

         1. The Trust will pay to the Distributor, as principal distributor of the shares, a distribution and service fee at the rate of 0.25% per year of the average daily net assets of the Fund. The fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine. The Fund's obligation hereunder shall be limited to the assets of the Fund and shall not constitute an obligation of the Fund except out of such assets and shall not constitute an obligation of any shareholder of the Fund.

         2. The amounts set forth in paragraph 1 of the Plan shall be paid for the Distributor's services and expenses as the principal distributor of the Fund's shares and shall be used by the Distributor to furnish, or cause or encourage others to furnish, services and incentives in connection with the promotion, offering and sale of the Fund's shares, and where suitable and appropriate, the retention of the Fund's shares by the Fund's shareholders, and in connection therewith may be spent by the Distributor, in its discretion, on, among other things, compensation to and expenses (including overhead and telephone expenses) of account executives or other employees of the Distributor or of other broker-dealers who engage in or support the distribution of the Fund's shares; printing of prospectus and reports for other than existing shareholders; advertising; preparation, printing and distribution of sales literature; and allowances to other broker-dealers.

         3. The Fund is hereby authorized and directed to enter into appropriate written agreements with the Distributor and each other person to whom the Fund intends to make any payment, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a payment. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom payment is to be made does not have the purpose set forth in Paragraph 2 above (such as the printer in the case of the printing of a prospectus or a newspaper in the case of an advertisement) unless the Board determines that such an agreement or arrangement should be treated as a "related" agreement for purposes of Rule 12b-1 under the 1940 Act.

         4. The Plan shall not take effect until it has been approved by (i) a vote of at least "a majority vote of the outstanding voting securities" (as defined in the 1940 Act) of the Fund, and (ii) a majority vote of both the Board and a majority of the Trustees who are not "interested persons" of the Fund, by vote cast in person at a meeting called for the purpose of voting on the Plan.

         5. The Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually by a majority of the Board and by a majority of the Trustees who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of the Plan or any such agreement, by vote cast in person at a meeting called for the purpose of voting on the Plan.

         6. In each year that the Plan remains in effect, the officers, investment adviser or Distributor of the Fund, as appropriate, shall prepare and furnish to the Board, and the Board shall review, at least quarterly, a written report, complying with the requirements of Rule 12b-1 under the 1940 Act, of the amounts expended under the Plan and the purposes for which such Payments were made.

         7. The Plan may be terminated at any time by a majority vote of the Trustees who are not "interested persons" of the Fund, or by a "vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund, by vote cast in person at a meeting called for the purposes of voting on such termination.

         8. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Paragraph 1 above unless such amendment is approved by the shareholders in the manner provided in Paragraph 4(i) above, and no material amendment to the Plan shall be made unless approved by both the Board and a majority of the Trustees who are not "interested persons" of the Fund in the manner provided in Paragraph 4(ii) above.

         9. To the extent any activity is covered by Paragraph 2 and is also an activity which the Trust may pay for on behalf of the Fund without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the 1940 Act, the Plan shall not be construed to prevent or restrict the Trust from paying such amounts outside of the Plan and without limitation hereby and without such payments being included in calculation of payments subject to the limitation set forth in Paragraph 1.

         10. The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof, for a period of not less than six years from the date of the Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

Adopted by Board on October 22, 1998